Exhibit 99.1

13700 Reptron Blvd. • Tampa, FL 33626-3046 • 813.854.2000

Contact:

Reptron Electronics, Inc.

Charles L. Pope, 813-854-2000

cpope@reptron.com

FOR IMMEDIATE RELEASE

REPTRON ELECTRONICS EXTENDS TENDER OFFER FOR ITS

SENIOR SECURED NOTES DUE 2009

Tampa, Fla., February 1, 2007 —Reptron Electronics, Inc. (OTCBB: RPRN) (the “Company”), announced January 31 that its previously announced cash tender offer to purchase any and all of its Senior Secured Notes due 2009 (the “Notes”) and solicitation of consents for certain amendments to the Indenture, dated as of February 3, 2004, from holders of the Notes is being extended and will now expire at 5:00 p.m., New York City time, on February 2, 2007, unless further extended or earlier terminated. The tender offer and consent solicitation had previously been scheduled to expire at 5:00 p.m., New York City time, on January 31, 2007. The Company reserves the right to terminate, withdraw or amend the tender offer at any time subject to applicable law.

The Company has been advised by HSBC Bank USA, National Association, the depositary for the tender offer, that as of 5:00 p.m. New York City time, on January 31, 2007, the Company had received tendered Notes and consents for $25,243,710 in aggregate principal amount of the Notes, representing 84.15% of the outstanding Notes.

The tender offer is being made pursuant to and is a condition of the previously announced definitive merger agreement, dated December 18, 2006 among Kimball Electronics Manufacturing, Inc. (“Kimball”), Gator Electronics, Inc. (“Merger Sub”), and the Company which provides that Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation and wholly-owned subsidiary of Kimball. The Company has scheduled a special meeting of stockholders on February 12, 2007 at 8:00 a.m., Eastern Time at the Company’s headquarters in Tampa, Florida to consider and approve the merger agreement.

Consummation of the tender offer is conditioned upon, among other things, the consummation of the merger and tender of at least 97% of the outstanding Notes. Upon the successful closing of the tender offer, holders of the Notes who tender will receive a payment equal to $0.875 per $1.00 principal amount of such Notes, plus all accrued and unpaid interest through, but not including, the payment date. Except for the extension of the expiration date, all of the other terms and conditions of the tender offer remain unchanged.

The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation dated as of December 22, 2006 and a Letter of Transmittal and Consent, copies of which have been delivered to holders of Notes. The Offer to Purchase and Consent Solicitation and the Letter of Transmittal and Consent contain important information that should be read carefully and in their entirety before any decision is made by the holder of Notes with respect to the tender offer and the consent solicitation. Persons with questions regarding the tender offer and consent solicitation should contact CapitalBridge, the Solicitation Agent, at (877) 746-3583, or HSBC Bank USA, National Association, the Depositary, at (800) 662-9844.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in The Offer to Purchase and Consent Solicitation and the Letter or Transmittal and Consent and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, the Depositary, or the Solicitation Agent.

This press release is not an offer to purchase, a solicitation of an offer to sell the Notes or the solicitation of a consent. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company has filed with the Securities and Exchange Commission, and has mailed to Company stockholders, a proxy statement in connection with the Merger. This proxy statement contains information about Kimball, the Company, the proposed merger and related matters that shareholders should consider before making a decision about the Merger. Stockholders are urged to read the proxy statement carefully. In addition to receiving the proxy statement from the Company by mail, shareholders can obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from the Company.

The Company and its directors, executive officers, other members of its management, and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in favor of the proposed merger. Information regarding persons who may be deemed participants in the solicitation and any interests that those persons may have in the transaction are set forth in the proxy statement.

Forward-Looking Information

This press release contains forward-looking statements which involve a number of risks and uncertainties. These statements are based on the Company’s current expectations and beliefs. Actual results could differ materially from the results implied by these statements. Factors that may cause or contribute to such differences include: the risk that the conditions to the tender offer or the consent solicitation will not be satisfied; the risk that the conditions to the Merger will not be satisfied; changes in the Company’s and Kimball’s businesses during the period between now and the closing of the Merger; developments in obtaining any necessary approvals for the transaction; the ability to retain key management and technical personnel of the Company; adverse reactions to the proposed transaction by customers, suppliers and strategic partners; risks due to shifts in market demand; risks inherent with predicting revenue and earnings outcomes; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The Company is under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

About Reptron

Reptron Electronics, Inc. is an electronics manufacturing services company providing engineering services, electronics manufacturing services and display integration services. Reptron Manufacturing Services offers full electronics manufacturing services including complex circuit board assembly, complete supply chain services and manufacturing engineering services to original equipment manufacturers (“OEMs”) in a wide variety of industries. Reptron Outsource Manufacturing and Design provides value-added display design engineering and system integration services to OEMs. For more information, please access www.reptronmfg.com.

# # #